Exhibit 99.1

news

Brad Allen
Imation Corp.
651.704.5818
bdallen@imation.com

Imation Closes Sale of Specialty Papers Business

OAKDALE, MN (July 1, 2005) — Imation Corp (NYSE: IMN) announced today the June 30 closure of the previously announced sale of its Specialty Papers business to Nekoosa Coated Products, LLC, for $17 million, with the potential for up to an additional $4 million consideration over the next three years, contingent on performance of the business. The business provides carbonless cut-sheet and digital carbonless paper for businesses and institutions such as printers, banks, and hospitals.

The Company anticipates the sale will net approximately $14 million in cash, and an after-tax gain in the range of $4 million to $5 million exclusive of any contingent additional future consideration, to be recorded in discontinued operations for the second quarter. The Company is scheduled to release second quarter results on July 20.

About Imation Corp
 Imation Corp. is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. Additional information about Imation is available on the Company’s website at www.imation.com, or by calling 1-888-466-3456.